Exhibit 3.8

MC-318898 Certificate Of Incorporation I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Noble Cayman SCS Holding Ltd an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 19th day of January Two Thousand Seventeen REGISTRAR OF COMPANIES EXEMPTED CAYMAN ISLANDS Given under my hand and Seal at George Town in the Island of Grand Cayman this 19th day of January Two Thousand Seventeen Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 652752529162 www.verify.gov.ky 19 January 2017